EXHIBIT 4(i)

AMENDMENT NO. 2
TO

SCIENTIFIC INDUSTRIES, INC.

2022 EQUITY INCENTIVE Plan

(Effective as of January 22, 2026)

The Scientific Industries, Inc. 2022 Equity Incentive Plan (as may be amended from time to time, the “Plan”) is hereby amended as follows:

1. Section 3(a)(i) of the Plan is hereby amended and restated in its entirety to read as follows:

“3. Shares Subject to the Plan.

(a) Share Reserve.

(i) Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date will not exceed 3,750,000 shares (the “Share Reserve”).”

2. Section 3(c) of the Plan is hereby amended and restated in its entirety to read as follows:

“(c) Incentive Stock Option Limit. Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of ISOs will be 3,750,000.”

3. All capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Plan. Except as expressly amended hereby, the terms and conditions of the Plan shall remain in full force and effect. This amendment shall be governed by the laws of the State of New York without giving effect to the conflicts of law principles thereof. This amendment shall be effective as of the date first set forth above.

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